EXECUTION VERSION SECOND AMENDMENT TO SALE AGREEMENT This Second Amendment (this "Amendment"), dated March 31, 2022, is made to the Sale Agreement, dated February 14, 2022 (as previously amended, the "Agreement"), by and between L3Harris Technologies, Inc., a Delaware corporation (the "Company"), on behalf of itself and the Asset Seller (together with the Company, the "Sellers") set forth on Schedule A to the Agreement, on the one hand, and EMCORE Corporation, a New Jersey corporation, together with its wholly owned subsidiary, Ringo Acquisition Sub, Inc., a Delaware corporation ( collectively, the "Buyer"), on the other hand. RECITALS WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 13. 7 thereof, as set forth in this Amendment. COVENANTS NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows: ARTICLE 1 AMENDMENTS; OTHER AGREEMENTS Section 1.1 Defined Terms: References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. Each reference to "this Agreement" ( other than references to the "date of this Agreement" or "date herein" or similar phrases), "hereof," "hereunder," "herein," "hereby" and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment. Section 1.2 Section 10.6 of the Agreement. Section 10.6 of the Agreement is hereby deleted and replaced with the following: "Section 10.6. Use of the Company's Name and Marks. The Buyer agrees that within six (6) months following the Closing: ( a) the Buyer shall, and shall cause its Affiliates to, cease to use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisement or websites, that reflects or includes any logo, Trademark, trade name, trade dress, service mark, Domain Name or website that is confusingly similar to or containing any name, mark or logo of any Seller, including the Company Names; and (b) the Buyer shall destroy any and ·all such articles or instruments in the possession of the Buyer or any of its Affiliates ( or cause the destruction thereof, when not in its possession), and shall modify any website or web page regarding the Business to remove any such logo, Trademark, trade name, trade dress, service mark or Domain Name. The Buyer agrees that within six (6)

Daniel Gittsovich VP, Corporate Strategy & Development